Exhibit 99.1

FOR RELEASE:  IMMEDIATELY

PRUDENTIAL BANCORP, INC. ANNOUNCES
DECLARATION OF QUARTERLY CASH DIVIDEND

Philadelphia, Pennsylvania (August 16, 2017) -- Prudential Bancorp, Inc. (the "Company") (Nasdaq: PBIP) announced that its Board of Directors, at a meeting held today, declared a quarterly cash dividend of $0.03 per share on the common stock of the Company, payable on September 21, 2017 to the shareholders of record at the close of business on September 7, 2017.

Prudential Bancorp, Inc. is the holding company for Prudential Bank, a Pennsylvania-chartered, FDIC-insured savings bank originally organized in 1886 and headquartered in Philadelphia, Pennsylvania.  Prudential Savings conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as 10 additional full-service financial centers, eight of which are in Philadelphia, one in Drexel Hill, Delaware County, and one in Huntingdon Valley, Montgomery County, Pennsylvania.  At June 30, 2017, the Company had assets totaling $870.7 million, liabilities totaling $736.5 million and shareholders' equity totaling $134.2 million.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may."  Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  The Company's reports filed from time-to-time with the Securities and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations.  Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies, legislation and regulatory changes, and difficulties and delays in integrating Polonia Bancorp, Inc.'s ("Polonia") business or fully realizing anticipated cost savings and other benefits of the merger with Polonia which was effective January 1, 2017, and business disruptions following the merger with Polonia.

Investors are encouraged to access the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.psbanker.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

Contact:
Jack E. Rothkopf, Senior Vice President, Treasurer, Chief Financial Officer, Prudential Bancorp, Inc. and Prudential Savings Bank, 215-755-1500.